808 TECHNOLOGIES, INC.
                            3870 W. Pacific Coast Hwy
                                Ventura, CA 93001

                              CONSULTING AGREEMENT


This Consulting Agreement (the "Agreement") is entered into this 2nd day of January 2004 by and between Ohana Enterprises, Inc. ("Ohana"), a Delaware corporation, and its wholly-owned subsidiary, Visual Interviews ("Visual"), a Nevada corporation, (collectively referred to as the "Company") and 808 Technologies, Inc., (the "Consultant"), a Nevada Corporation.

WHEREAS, the Consultant is skilled in providing technology consulting services, and had provided such services to the Company in the past and will continue to provide such services in the future;

WHEREAS, the Consultant will provide approximately $100,000 in technology consulting services including but not limited to testing and evaluation of new technologies, performance, feasibility and usability for both Ohana and Visual.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged, it is agreed:

1. The Company hereby has engaged the Consultant for business consulting services and wishes to pay Consultant for such services.

2. In consideration of services already provided and to be provided from October 1, 2003 through September 30, 2004 the Company agrees to pay $100,000 for the services of the Consultant. The Consultant agrees to accept in full payment, 1,485,000 shares of Ohana common stock (par value $.001) in lieu of cash payment.

3. Ohana will register all the compensation shares pursuant to a Registration statement on Form S-8.

         In connection with the issuance of common stock, Consultant represents and warrants to the Company: (a) that he is acquiring the common stock for his own account, and not on behalf of any other, for long-term investment and not with a view to immediately re-sell the common stock; (b) no other person or entity will have any direct or indirect beneficial interest in, or right to, the common stock.; (c) Consultant or his agents or investment advisors, (i) have such knowledge and experience in financial and business matters that will enable Consultant to utilize the information made available to it in connection with the purchase of the common stock to evaluate the merits and risks thereof and to make an informed investment decision and (ii) is able, without impairing its financial condition, to hold such common stock for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment; (d) Consultant acknowledges that the common stock has not been registered under the Securities Act, or qualified under any applicable state securities laws, in reliance, in part, on my representations, warranties and agreements made herein; and (e) that other than the rights specifically set forth in this Agreement, the Company and the officers of the Company are under no obligation to register or qualify the common stock under the Act or under any state securities law, or to assist the undersigned in complying with any exemption from registration and qualification.


4. Except as otherwise provided herein, any notice or other communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at their principle place of business or to such address as may be designated by either party in writing.

5. This Agreement shall be governed by and interpreted pursuant to the laws of the State of California. By entering into this Agreement, the parties agree to the jurisdiction of the California courts with venue in Los Angeles County, California. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

6. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and may be amended only in writing signed by both parties.

7. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.


IN WITNESS WHEREOF, the parties hereto have subscribed their hands and seals the day and year first above written.

CONSULTANT:                                          COMPANY:
808 Technologies, Inc.                        Ohana Enterprises, Inc.


/s/                                         /s/
-----------------------------------         --------------------------------
By:
       , Secretary                           By:  Catherine Thompson, CFO


                                             Visual Interviews

                                             /s/
                                             --------------------------------
                                             By:  Catherine Thompson, CFO